EXHIBIT 17.1

Nelson J. Obus
Wynnefield Capital, Inc.
450 7th Avenue, Suite 509
New York, NY 10123

February 16, 2012

I, Nelson J. Obus, hereby resign, effective immediately, as a member of the Board of Directors of Gilman Ciocia, Inc., as well as from any committees of the Board of Directors.

/s/ Nelson J. Obus Nelson J. Obus